January 31, 2017

Exhibit 99.1

NASDAQ REPORTS FOURTH QUARTER 2016 WITH RECORD REVENUES1;

ANNOUNCES SEGMENT REALIGNMENT AND REBRANDING OF FIXED INCOME

•	Net revenues were a record $599 million in the fourth quarter of 2016, up 12% year-over-year. Subscription and recurring revenues[2] in the fourth quarter of 2016 represented 75% of total net revenues.
•	Revenues in non-trading segments[3] in the fourth quarter of 2016 grew 11%, including organic revenue growth of 5%[4].
•	At December 31, 2016, the company achieved $38 million in annualized run-rate cost synergies for the acquisitions completed in 2016 out of a targeted $60 million expected upon completion of integration.
•	Fourth quarter GAAP 2016 diluted loss per share was $1.35. Non-GAAP diluted EPS was $0.95. GAAP diluted EPS declined $2.23 from the fourth quarter of 2015, while non-GAAP diluted EPS increased $0.06, or 7%.
•	Non-GAAP results exclude $646 million in pre-tax charges primarily related to the write-off of the eSpeed trade name.
•	Nasdaq realigned reporting segments to better reflect client orientation. A new Corporate Services segment incorporates Listing Services and Corporate Solutions while Market Technology is now a stand-alone segment.

New York, N.Y.— Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the fourth quarter of 2016. Fourth quarter net revenues were $599 million, up $63 million or 12% from $536 million in the prior year period, driven primarily by a $54 million positive impact from acquisitions. Organic growth in non-trading segments was 5%4 as compared to the fourth quarter of 2015.

“As Nasdaq’s new CEO, I’m excited to have the privilege to lead one of the best businesses in the world as we pursue our mission to help our clients more efficiently and effectively navigate the global capital markets,” said Adena Friedman, President and CEO, Nasdaq. “Positioned at the intersection of technology and the capital markets, Nasdaq’s objective is to support businesses, capital formation and job creation that serves as a catalyst for global economic growth. The relentless focus on our partnership with investors, corporations, exchanges, banks and broker dealers will continue to serve as the cornerstone of our evolving and advancing service, product and technology offerings as well as provide the foundation and infrastructure that powers global markets.”

Ms. Friedman continued, “Looking at the fourth quarter 2016, I’m pleased with the strong underlying performances across the majority of our businesses, as reflected in our growth and record revenues. We also took strategic steps to better align our business segments, management, resources and clients. While this had an impact on our quarterly results, we feel it puts us in a stronger position to execute on the market opportunities in front of us.”

“Looking ahead to this year, we will remain focused on the successful integration of our acquisitions to ensure their full potential is delivered to our clients and shareholders, the commercialization of important new

[1]	Represents revenues less transaction-based expenses.
[2]	Represents revenues from our Corporate Services, Information Services and Market Technology segments, as well as our Trade Management Services business, formerly referred to as Access and Broker Services.
[3]	Represents revenues from our Corporate Services, Information Services and Market Technology segments.
[4]

Refer to our reconciliations of U.S. GAAP to non-GAAP net income (loss), diluted earnings (loss) per share, operating income and operating expenses, and total variance impact included in the attached schedules.

technologies that advance our clients ambitions and the ongoing and steady progression of our competitive position around the globe with the goal of delivering double digit total shareholder returns,” Ms. Friedman concluded.

GAAP operating expenses were $386 million in the fourth quarter of 2016, up $96 million from $290 million in the fourth quarter of 2015. The increase primarily reflects incremental operating expenses from the acquisitions closed in 2016, an insurance recovery recorded in the fourth quarter of 2015 and increased merger and strategic initiative costs.

Non-GAAP operating expenses were $324 million in the fourth quarter of 2016, up $39 million from $285 million in the fourth quarter of 2015. This increase primarily reflects $29 million of incremental operating expenses from the acquisitions closed in 2016 as well as $14 million due to organic growth, partially offset by a $4 million favorable impact of changes in foreign exchange rates.

SEGMENT REALIGNMENT AND FIXED INCOME REPOSITIONING – Following Nasdaq’s changes to the leadership team, culminating with the transition of the CEO role to Adena Friedman, the company is implementing several changes:

•	To better reflect client orientation and how management views the businesses, Nasdaq is realigning its segment reporting to integrate the Listing Services and Corporate Solutions businesses into a single Corporate Services segment. Market Technology is now reported as a separate reporting segment.
•	Nasdaq is evolving its fixed income strategy under new leadership. The repositioning is designed to enhance the customer experience and will bring the company’s U.S. and European fixed income products and services together under a single brand called Nasdaq Fixed Income led by John Shay.
•	Nasdaq has made the decision to end its NLX interest rate futures business. Nasdaq will be working with customers to manage the wind down of open positions in an orderly manner.

DISCUSSION OF NON-GAAP ITEMS – The following items were excluded from our fourth quarter 2016 GAAP results to arrive at non-GAAP results. These items totaled $646 million, or $2.27 per share after tax, and primarily reflect a non-cash charge of $578 million due to the write-down of the eSpeed trade name, following the rebranding of the U.S. Treasury business in conjunction with new leadership and an evolution of the strategy to better respond to continued business challenges. Other items include $23 million in amortization expense related to acquired intangible assets, $20 million in merger and strategic initiatives costs, $12 million in accelerated expense due to the retirement of the company’s former CEO for equity awards previously granted and $12 million in other charges. Refer to our GAAP to non-GAAP reconciliations for additional detail regarding the above charges.

“While there was an unusual level of charges in the fourth quarter of 2016, including those associated with the eSpeed rebranding and other items, the vast majority of these were non-cash in nature, and the company was successful in generating strong free cash flow excluding Section 31 fees of $584 million in 2016,” said Michael Ptasznik, Chief Financial Officer and Executive Vice President, Nasdaq.

Mr. Ptasznik continued, “During the period, the company set a new revenue high and continued making steady progress on integrating the 2016 acquisitions, including achieving total synergy realization of $38 million on a run-rate basis at December 31, 2016.”

On a GAAP basis, net loss attributable to Nasdaq for the fourth quarter of 2016 was $224 million, or a loss of $1.35 per diluted share, compared with net income of $148 million, or $0.88 per diluted share, in the prior year quarter.

On a non-GAAP basis, net income attributable to Nasdaq for the fourth quarter of 2016 was $161 million, or $0.95 per diluted share, compared with $150 million, or $0.89 per diluted share, in the fourth quarter of 2015.

During 2016, the company repurchased 1.5 million shares for a total cost of $100 million. As of December 31, 2016, there was $429 million remaining under the board authorized share repurchase program.

At December 31, 2016, the company had cash and cash equivalents of $403 million and total debt of $3,603 million, resulting in net debt of $3,200 million. This compares to net debt of $2,063 million at December 31, 2015.

2017 EXPENSE GUIDANCE1 – The company is initiating 2017 non-GAAP operating expense guidance of $1,260 to $1,310 million.

BUSINESS HIGHLIGHTS

Market Services (37% of total net revenues) – Net revenues were $220 million in the fourth quarter of 2016, up $25 million when compared to the fourth quarter of 2015. The increase primarily reflects an increase in revenues from the ISE and Nasdaq CXC acquisitions, partially offset by lower market share in our U.S. equity derivatives and U.S. cash equities businesses.

Equity Derivatives (12% of total net revenues) – Net equity derivative trading and clearing revenues were $68 million in the fourth quarter of 2016, up $20 million compared to the fourth quarter of 2015. The increase is primarily due to the inclusion of revenues from our acquisition of ISE in June 2016.

Cash Equities (10% of total net revenues) – Net cash equity trading revenues were $62 million in the fourth quarter of 2016, down $4 million compared to the fourth quarter of 2015. This decrease reflects lower matched market share and lower U.S. average net capture, partially offset by the inclusion of net revenues associated with the acquisition of Nasdaq CXC.

Fixed Income and Commodities Trading and Clearing (3% of total net revenues) – Net fixed income and commodities trading and clearing (FICC) revenues were $20 million in the fourth quarter of 2016, unchanged from the fourth quarter of 2015. Higher energy, commodity and clearing revenues were offset by lower U.S. fixed income revenues.

Trade Management Services (12% of total net revenues) – Trade management services revenues were $70 million in the fourth quarter of 2016, up $9 million compared to the fourth quarter of 2015, due to the inclusion of revenue from the acquisition of ISE and Nasdaq CXC and an increase in customer demand for network connectivity.

Corporate Services (28% of total net revenues) – Revenues were $167 million in the fourth quarter of 2016, up $24 million compared to the fourth quarter of 2015 primarily due to the inclusion of revenues from the Marketwired and Boardvantage acquisitions.

Corporate Solutions (16% of total net revenues) – Corporate solutions revenues were $98 million in the fourth quarter of 2016, up $23 million from the fourth quarter of 2015. The increase was due to the inclusion of $21 million of revenues from the Marketwired and Boardvantage acquisitions and $2 million of organic revenue growth.

Listing Services (12% of total net revenues) – Listing Services revenues were $69 million in the fourth quarter of 2016, up $1 million from the fourth quarter of 2015. The increase was primarily due to higher revenues in the Nordics as a result of new listings.

[1]	U.S. GAAP operating expense guidance is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Information Services (22% of total net revenues) – Revenues were $135 million in the fourth quarter of 2016, up $8 million from the fourth quarter of 2015.

Data Products (17% of total net revenues) – Data products revenues were $105 million in the fourth quarter of 2016, up $7 million compared to the fourth quarter of 2015 primarily due to growth in proprietary data products revenues and the inclusion of revenues from the acquisitions of ISE and Nasdaq CXC.

Index Licensing and Services (5% of total net revenues) – Index licensing and services revenues were $30 million in the fourth quarter of 2016, up $1 million from the fourth quarter of 2015. The revenue increase primarily reflects the inclusion of revenues from the acquisition of ISE.

Market Technology (13% of total net revenues) – Revenues were $77 million in the fourth quarter of 2016, up $6 million from the fourth quarter of 2015. The increase primarily reflects organic revenue growth during the period.

CORPORATE HIGHLIGHTS

•	Market Technology order intake totaled $276 million in 2016, including $136 million in the fourth quarter. The 2016 order intake included expanding relationships with existing clients, such as the contract extensions with HKEX Group, ASX, ICAP, SIX Group, Borse Dubai and Boursa Kuwait, as well as new sales to customers such as NYIAX and Affinity Capital Exchange, among others. The new sales achieved in 2016 enable Nasdaq to expand the types of markets and clients we serve, including examples such as digitalized advertising futures and loyalty points-backed securities.

•	The Nasdaq Stock Market leads U.S. exchanges for IPOs and switches. In the U.S. market, The Nasdaq Stock Market welcomed 283 new listings during 2016, including 91 IPOs such as Nutanix, trivago, First Hawaiian Bank and Extraction Oil & Gas. Our success culminated with 73% of all U.S. IPOs and 87% of technology IPOs listing on The Nasdaq Stock Market during 2016. In 2016, The Nasdaq Stock Market also welcomed 20 company switches with combined market capitalization of $61 billion.

•	Nasdaq sees strong ETP traction including both AUM tracking Nasdaq indexes and the number of ETPs listed on The Nasdaq Stock Market. Overall assets under management (AUM) in ETPs benchmarked to all Nasdaq indexes increased 9% to $124 billion as of December 31, 2016 compared to December 31, 2015, including $54 billion, or 42%, tracking smart beta indexes. The Nasdaq Stock Market announced 70 new ETP listings and 52 ETP switches in 2016, bringing total ETP listings on The Nasdaq Stock Market to 328 at the end of the fourth quarter of 2016 and representing a 50% increase versus the fourth quarter of 2015. For the year, 38% of new ETP listings and switches across all U.S. exchanges listed on The Nasdaq Stock Market.

•	NFX growth continues Nasdaq’s commodities expansion. NFX, a U.S.-based derivatives market for key energy benchmarks, has seen increasing traction since launch in July 2015. In January 2017, open interest in NFX products reached a record 1.6 million contracts across key product segments including natural gas and power options and futures. During the fourth quarter of 2016, average daily volume (ADV) of 170,000 contracts increased 22% sequentially from 139,000 contracts per day in the third quarter of 2016. Since its July 2015 inception, 140 firms have traded on NFX.

•	Nasdaq launches Trading Insights leveraging machine intelligence. Nasdaq Trading Insights, a product suite combining proprietary data with advanced analytics and machine learning to provide insights for U.S. listed stocks on The Nasdaq Stock Market, launched on November 1, 2016. The initial rollout includes three initial solutions designed to help traders better understand how they perform in the market, how the market behaves, and how they can adjust their strategies to be more successful.

•	Nasdaq develops next generation technology for holistic surveillance and monitoring. The solution addresses the complete surveillance landscape, including trade surveillance, electronic communications and audio communications across all asset classes through the integration of trade surveillance alerts with natural language processing and machine intelligence-based technology used to detect potentially collusive behaviors across communications channels. The enhanced solution allows for proactive discovery through intelligent analysis of data sources to provide smarter detection, more relevant contextual data and ranking and scoring of alerts.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 85 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to approximately 3,800 listed companies with a market value of $10.1 trillion and approximately 18,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items, such as those described below, that have less bearing on our ongoing operating performance.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of Nasdaq. Management does not consider intangible asset amortization expense for the purpose of evaluating the performance of our business or its managers or when making decisions to allocate resources. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with a more useful representation of our businesses’ ongoing activity in each period.

Restructuring charges: Restructuring charges are associated with our 2015 restructuring plan to improve performance, cut costs and reduce spending and are primarily related to (i) the rebranding of our company name from The NASDAQ OMX Group, Inc. to Nasdaq, Inc., (ii) severance and other termination benefits, (iii) costs to vacate duplicate facilities, and (iv) asset impairment charges. We exclude these restructuring costs because these costs do not reflect future operating expenses and do not contribute to a meaningful evaluation of Nasdaq’s ongoing operating performance or comparison of Nasdaq’s performance between periods.

Merger and strategic initiatives expense: We have pursued various strategic initiatives and completed a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

Asset impairment charges: Intangible assets that have indefinite lives are reviewed for impairment at least annually, or when indicators of impairment are present. For the quarter ended December 31, 2016, we recorded a pre-tax, non-cash asset impairment charge of $578 million related to the eSpeed trade name. The impairment charge was the result of a decline in operating performance and the rebranding of the trade name due to a strategic change in the direction of our Fixed Income business.

Other significant items: We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. For 2016, other significant items primarily included accelerated expense due to the retirement of the company’s former CEO for equity awards previously granted , a regulatory fine received by our exchange in Stockholm and Nasdaq Clearing, the release of a sublease loss reserve due to the early exit of a facility, and the impact of the write-off of an equity method investment, partially offset by a gain resulting from the sale of a percentage of a separate equity method investment. For 2015, other significant items included income from our equity investment in The Options Clearing Corporation, or OCC, where we were not able to determine what our share of OCC’s income was for the year ended December 31, 2014 until the first quarter of 2015, when financial statements were made available to us. As a result, we recorded other income in the first quarter of 2015 relating to our share of OCC’s income for the year ended December 31, 2014. Significant adjustments also included the reversal of a value added tax refund. The insurance recovery recognized during the three months ended December 31, 2015 represents amounts reimbursed by applicable insurance coverage which offsets the loss reserve that was recorded in March 2015 associated with litigation arising from issues related to the Facebook IPO.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”

MEDIA RELATIONS CONTACT: + Allan Schoenberg + +1.212.231.5534 + allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: + Ed Ditmire, CFA + +1.212.401.8737 + ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Market Services	$594	$557	$524	$2,255	$2,084
Transaction-based expenses:
Transaction rebates	(286)	(265)	(249)	(1,092)	(983)
Brokerage, clearance and exchange fees	(88)	(79)	(80)	(336)	(330)

Total Market Services revenues less transaction-based expenses	220	213	195	827	771
Corporate Services	167	162	143	635	562
Information Services	135	137	127	540	512
Market Technology	77	73	71	275	245

Revenues less transaction-based expenses	599	585	536	2,277	2,090

Operating Expenses:
Compensation and benefits	180	168	149	664	590
Professional and contract services	43	40	39	153	148
Computer operations and data communications	31	28	26	111	107
Occupancy	24	23	22	86	85
General, administrative and other	22	19	(12)	72	65
Marketing and advertising	7	8	9	30	28
Depreciation and amortization	45	46	35	170	138
Regulatory	14	8	6	35	27
Merger and strategic initiatives	20	12	4	76	10
Restructuring charges	—	—	12	41	172

Total operating expenses	386	352	290	1,438	1,370

Operating income	213	233	246	839	720
Interest income	1	1	1	5	4
Interest expense	(37)	(37)	(28)	(135)	(111)
Asset impairment charges	(578)	—	—	(578)	—
Other investment income	—	—	—	3	—
Net income (loss) from unconsolidated investees	(3)	2	—	2	17

Income (loss) before income taxes	(404)	199	219	136	630
Income tax provision (benefit)	(180)	68	71	28	203

Net income (loss)	(224)	131	148	108	427
Net loss attributable to noncontrolling interests	—	—	—	—	1

Net income (loss) attributable to Nasdaq	$(224)	$131	$148	$108	$428

Per share information:
Basic earnings (loss) per share	$(1.35)	$0.79	$0.90	$0.65	$2.56

Diluted earnings (loss) per share	$(1.35)	$0.77	$0.88	$0.64	$2.50

Cash dividends declared per common share	$0.32	$0.32	$0.25	$1.21	$0.90

Weighted-average common shares outstanding for earnings (loss) per share:
Basic	165.8	165.6	164.6	165.2	167.3
Diluted (1)	165.8	169.5	168.9	168.8	171.3

(1)	Due to the net loss for the quarter ended December 31, 2016 the diluted earnings (loss) per share calculation excludes 5.7 million of employee stock awards as they were anti-dilutive.

Nasdaq, Inc.

Revenue Detail

(in millions)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$173	$164	$109	$541	$432
Transaction-based expenses:
Transaction rebates	(97)	(90)	(56)	(288)	(223)
Brokerage, clearance and exchange fees	(8)	(7)	(5)	(25)	(21)

Total net equity derivative trading and clearing revenues	68	67	48	228	188
Cash Equity Trading Revenues	326	302	331	1,349	1,315
Transaction-based expenses:
Transaction rebates	(185)	(171)	(191)	(785)	(756)
Brokerage, clearance and exchange fees	(79)	(72)	(74)	(309)	(306)

Total net cash equity trading revenues	62	59	66	255	253
Fixed Income and Commodities Trading and Clearing Revenues	25	22	23	99	98
Transaction-based expenses:
Transaction rebates	(4)	(4)	(2)	(19)	(4)
Brokerage, clearance and exchange fees	(1)	—	(1)	(2)	(3)

Total net fixed income and commodities trading and clearing revenues	20	18	20	78	91
Trade Management Services Revenues	70	69	61	266	239

Total Net Market Services revenues	220	213	195	827	771

CORPORATE SERVICES REVENUES
Corporate Solutions revenues	98	94	75	363	298
Listings Services revenues	69	68	68	272	264

Total Corporate Services revenues	167	162	143	635	562

INFORMATION SERVICES REVENUES
Data Products revenues	105	109	98	427	399
Index Licensing and Services revenues	30	28	29	113	113

Total Information Services revenues	135	137	127	540	512

MARKET TECHNOLOGY REVENUES	77	73	71	275	245

Revenues less transaction-based expenses	$599	$585	$536	$2,277	$2,090

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	December 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$403	$301
Restricted cash	15	56
Financial investments, at fair value	245	201
Receivables, net	429	316
Default funds and margin deposits	3,301	2,228
Other current assets	167	158

Total current assets	4,560	3,260
Property and equipment, net	362	323
Deferred tax assets	717	643
Goodwill	6,027	5,395
Intangible assets, net	2,094	1,959
Other non-current assets	390	281

Total assets	$14,150	$11,861

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$175	$158
Section 31 fees payable to SEC	108	98
Accrued personnel costs	207	171
Deferred revenue	162	127
Other current liabilities	129	138
Default funds and margin deposits	3,301	2,228

Total current liabilities	4,082	2,920
Debt obligations	3,603	2,364
Deferred tax liabilities	720	626
Non-current deferred revenue	171	200
Other non-current liabilities	144	142

Total liabilities	8,720	6,252

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,104	3,011
Common stock in treasury, at cost	(176)	(111)
Accumulated other comprehensive loss	(979)	(864)
Retained earnings	3,479	3,571

Total Nasdaq stockholders’ equity	5,430	5,609

Total liabilities and equity	$14,150	$11,861

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
U.S. GAAP net income (loss) attributable to Nasdaq	$(224)	$131	$148	$108	$428
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	23	23	15	82	62
Restructuring charges (2)	—	—	12	41	172
Merger and strategic initiatives (3)	20	12	4	76	10
Asset impairment charges (4)	578	—	—	578	—
Regulatory matter (5)	6	—	—	6	—
Executive compensation (6)	12	—	—	12	—
Income from OCC equity investment (7)	—	—	—	—	(13)
Reversal of value added tax refund (8)	—	—	—	—	12
Sublease loss reserve (9)	1	—	—	(1)	—
Loss reserve and insurance recovery (10)	—	—	(26)	—	—
Other (11)	6	—	—	6	—

Total non-GAAP adjustments	646	35	5	800	243
Non-GAAP adjustment to the income tax provision (12)	(261)	(12)	(3)	(287)	(90)

Total non-GAAP adjustments, net of tax	385	23	2	513	153
Non-GAAP net income attributable to Nasdaq	$161	$154	$150	$621	$581

U.S. GAAP diluted earnings (loss) per share	$(1.35)	$0.77	$0.88	$0.64	$2.50
Adjustment to GAAP loss per share to include fully diluted weighted average shares	0.03	—	—	—	—
Total adjustments from non-GAAP net income above	2.27	0.14	0.01	3.04	0.89

Non-GAAP diluted earnings per share	$0.95	$0.91	$0.89	$3.68	$3.39

Weighted-average diluted common shares outstanding for earnings (loss) per share:	169.3	169.5	168.9	168.8	171.3

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In June 2016, we completed our 2015 restructuring plan. For the year ended December 31, 2016 and the three months ended December 31, 2015, restructuring charges primarily related to severance costs, asset impairment charges, facility-related costs associated with the consolidation of leased facilities and other charges. For the year ended December 31, 2015, restructuring charges primarily related to the rebranding of our trade name, severance costs, facility-related costs associated with the consolidation of leased facilities and other charges. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(3)	For the three months ended December 31, 2016 and September 30, 2016, merger and strategic initiatives expense primarily related to our acquisitions of International Securities Exchange, or ISE, Boardvantage, Inc and Marketwired L.P. and to certain strategic initiatives. For the year ended December 31, 2016, merger and strategic initiatives expense primarily related to our acquisition of ISE. For the three months and year ended December 31, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(4)	For the three months and year ended December 31, 2016, we recorded a pre-tax, non-cash asset impairment charge of $578 million related to our eSpeed trade name. The impairment was the result of a decline in operating performance and the rebranding of the eSpeed trade name due to a strategic change in the direction of our overall Fixed Income business. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider asset impairment charges to be a non-GAAP adjustment.
(5)	During 2016, the Swedish Financial Supervisory Authority, or SFSA, completed their investigation of the cybersecurity risk management process at our Nordic exchange, Nasdaq Stockholm AB, and clearinghouse, Nasdaq Clearing AB. In December 2016, we were issued a $6 million fine as a result of findings in connection with this investigation. We have appealed the SFSA’s decision, including the amount of the fine. This charge is included in regulatory expense in the Condensed Consolidated Statements of Income (Loss) for the three months and year ended December 31, 2016.
(6)	For the three months and year ended December 31, 2016, we recorded $12 million in accelerated expense due to the retirement of the company’s former CEO for equity awards previously granted.
(7)	We record our investment in The Options Clearing Corporation, or OCC, as an equity method investment. Under the equity method of accounting, we recognize our share of earnings or losses of an equity method investee based on our ownership percentage. As a result of a new capital plan implemented by OCC, we were not able to determine what our share of OCC’s income was for the year ended December 31, 2014 until the first quarter of 2015, when OCC financial statements were made available to us. Therefore, we recorded other income of $13 million in the first quarter of 2015 relating to our share of OCC’s income for the year ended December 31, 2014.
(8)	We previously recorded receivables for expected value added tax, or VAT, refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(9)	For the three months ended December 31, 2016, we established a sublease loss reserve on space we currently occupy due to excess capacity. The credit of $1 million for the year ended December 31, 2016, pertains to the release of a previously recorded sublease loss reserve due to the early exit of a facility partially offset by a sublease loss reserve charge recorded on space we currently occupy due to excess capacity.
(10)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended December 31, 2015 represents amounts reimbursed by applicable insurance coverage which offsets the loss reserve that was recorded in March 2015.
(11)	Other charges primarily include the impact of the write-off of an equity method investment, partially offset by a gain resulting from the sale of a percentage of a separate equity method investment. We recorded the net loss in net income (loss) from unconsolidated investees in the Condensed Consolidated Statements of Income (Loss) for the three months and year ended December 31, 2016.
(12)	The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. In addition, for the year ended December 31, 2016, we recorded a $27 million tax expense due to an unfavorable tax ruling received during the second quarter of 2016, the impact of which related to prior periods.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
U.S. GAAP operating income	$213	$233	$246	$839	$720
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	23	23	15	82	62
Restructuring charges (2)	—	—	12	41	172
Merger and strategic initiatives (3)	20	12	4	76	10
Regulatory matter (4)	6	—	—	6	—
Executive compensation (5)	12	—	—	12	—
Reversal of value added tax refund (6)	—	—	—	—	12
Sublease loss reserve (7)	1	—	—	(1)	—
Loss reserve and insurance recovery (8)	—	—	(26)	—	—

Total non-GAAP adjustments	62	35	5	216	256

Non-GAAP operating income	$275	$268	$251	$1,055	$976

Revenues less transaction-based expenses	$599	$585	$536	$2,277	$2,090
U.S. GAAP Operating margin (9)	36%	40%	46%	37%	34%
Non-GAAP operating margin (10)	46%	46%	47%	46%	47%

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In June 2016, we completed our 2015 restructuring plan. For the year ended December 31, 2016 and the three months ended December 31, 2015, restructuring charges primarily related to severance costs, asset impairment charges, facility-related costs associated with the consolidation of leased facilities and other charges. For the year ended December 31, 2015, restructuring charges primarily related to the rebranding of our trade name, severance costs, facility-related costs associated with the consolidation of leased facilities and other charges. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(3)	For the three months ended December 31, 2016 and September 30, 2016, merger and strategic initiatives expense primarily related to our acquisitions of ISE , Boardvantage, Inc and Marketwired L.P. and to certain strategic initiatives. For the year ended December 31, 2016, merger and strategic initiatives expense primarily related to our acquisition of ISE. For the three months and year ended December 31, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(4)	During 2016, the SFSA completed their investigation of the cybersecurity risk management process at our Nordic exchange, Nasdaq Stockholm AB, and clearinghouse, Nasdaq Clearing AB. In December 2016, we were issued a $6 million fine as a result of findings in connection with this investigation. We have appealed the SFSA’s decision, including the amount of the fine. This charge is included in regulatory expense in the Condensed Consolidated Statements of Income (Loss) for the three months and year ended December 31, 2016.
(5)	For the three months and year ended December 31, 2016, we recorded $12 million in accelerated expense due to the retirement of the company’s former CEO for equity awards previously granted.
(6)	We previously recorded receivables for expected VAT refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(7)	For the three months ended December 31, 2016, we established a sublease loss reserve on space we currently occupy due to excess capacity. The credit of $1 million for the year ended December 31, 2016, pertains to the release of a previously recorded sublease loss reserve due to the early exit of a facility partially offset by a sublease loss reserve charge recorded on space we currently occupy due to excess capacity.
(8)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended December 31, 2015 represents amounts reimbursed by applicable insurance coverage which offsets the loss reserve that was recorded in March 2015.
(9)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by total revenues less transaction-based expenses.
(10)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
U.S. GAAP operating expenses	$386	$352	$290	$1,438	$1,370
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(23)	(23)	(15)	(82)	(62)
Restructuring charges (2)	—	—	(12)	(41)	(172)
Merger and strategic initiatives (3)	(20)	(12)	(4)	(76)	(10)
Regulatory matters (4)	(6)	—	—	(6)	—
Executive compensation (5)	(12)	—	—	(12)	—
Reversal of value added tax refund (6)	—	—	—	—	(12)
Sublease loss reserve (7)	(1)	—	—	1	—
Loss reserve and insurance recovery (8)	—	—	26	—	—

Total non-GAAP adjustments	(62)	(35)	(5)	(216)	(256)

Non-GAAP operating expenses	$324	$317	$285	$1,222	$1,114

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In June 2016, we completed our 2015 restructuring plan. For the year ended December 31, 2016 and the three months ended December 31, 2015, restructuring charges primarily related to severance costs, asset impairment charges, facility-related costs associated with the consolidation of leased facilities and other charges. For the year ended December 31, 2015, restructuring charges primarily related to the rebranding of our trade name, severance costs, facility-related costs associated with the consolidation of leased facilities and other charges. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(3)	For the three months ended December 31, 2016 and September 30, 2016, merger and strategic initiatives expense primarily related to our acquisitions of ISE , Boardvantage, Inc and Marketwired L.P. and to certain strategic initiatives. For the year ended December 31, 2016, merger and strategic initiatives expense primarily related to our acquisition of ISE. For the three months and year ended December 31, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(4)	During 2016, the SFSA completed their investigation of the cybersecurity risk management process at our Nordic exchange, Nasdaq Stockholm AB, and clearinghouse, Nasdaq Clearing AB. In December 2016, we were issued a $6 million fine as a result of findings in connection with this investigation. We have appealed the SFSA’s decision, including the amount of the fine. This charge is included in regulatory expense in the Condensed Consolidated Statements of Income (Loss) for the three months and year ended December 31, 2016.
(5)	For the three months and year ended December 31, 2016, we recorded $12 million in accelerated expense due to the retirement of the company’s former CEO for equity awards previously granted.
(6)	We previously recorded receivables for expected VAT refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(7)	For the three months ended December 31, 2016, we established a sublease loss reserve on space we currently occupy due to excess capacity. The credit of $1 million for the year ended December 31, 2016, pertains to the release of a previously recorded sublease loss reserve due to the early exit of a facility partially offset by a sublease loss reserve charge recorded on space we currently occupy due to excess capacity.
(8)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended December 31, 2015 represents amounts reimbursed by applicable insurance coverage which offsets the loss reserve that was recorded in March 2015.

Nasdaq, Inc.

Total Variance Impact Analysis

(in millions)

(unaudited)

	Three Months Ended		Total		Organic		Acquisition		FX Impact
	December 31,	December 31,	Variance		Impact		Impact (1)		@ Prior Year Rates (2)
	2016	2015	$	%	$	%	$	%	$	%
Corporate Services	$167	$143	$24	17%	$4	3%	$21	15%	$(1)	(1%)
Information Services	135	127	8	6%	5	4%	3	2%	—	0%
Market Technology	77	71	6	8%	7	10%	—	0%	(1)	(1%)

Total non-trading segment revenues	$379	$341	$38	11%	$16	5%	$24	7%	$(2)	(1%)

(1)	Acquisition impact reflects the inclusion of revenues from the 2016 acquisitions of Nasdaq CXC, Marketwired L.P., Boardvantage, Inc. and ISE.
(2)	In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015
Market Services
Equity Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	14.4	13.8	14.4
Nasdaq PHLX Options Market matched market share	15.7%	16.0%	17.0%
The Nasdaq Options Market matched market share	8.6%	8.5%	7.9%
Nasdaq BX Options Market matched market share	0.7%	0.8%	0.9%
Nasdaq ISE Options Market matched market share	11.2%	12.0%	—
Nasdaq GMNI Options Market matched market share	2.8%	1.8%	—
Nasdaq MCRY Options Market matched market share	0.2%	0.2%	—

Total matched market share executed on Nasdaq’s exchanges	39.2%	39.3%	25.8%

Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	332,410	291,410	388,120

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	7.06	6.59	7.05
Matched share volume (in billions)	76.4	71.0	82.2
Matched market share executed on Nasdaq	13.6%	13.4%	15.2%
Matched market share executed on Nasdaq BX	2.6%	2.6%	2.1%
Matched market share executed on Nasdaq PSX	1.0%	0.9%	0.9%

Total matched market share executed on Nasdaq’s exchanges	17.2%	16.9%	18.2%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	34.2%	33.5%	32.0%

Total market share (2)	51.4%	50.4%	50.2%

Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades	492,836	410,999	465,955
Total average daily value of shares traded (in billions)	$4.8	$4.4	$5.0
Total market share executed on Nasdaq’s exchanges	65.1%	62.4%	67.7%

Fixed Income and Commodities Trading and Clearing
Total U.S. Fixed Income
U.S. fixed income notional trading volume (in billions)	$5,465	$4,816	$5,191

Nasdaq Nordic and Nasdaq Baltic fixed income
Total average daily volume fixed income contracts	92,133	73,422	105,248

Nasdaq Commodities
Power contracts cleared (TWh) (3)	461	321	419

Corporate Services
Initial public offerings
Nasdaq	25	31	32
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	24	5	22
New listings
Nasdaq (4)	83	80	72
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	31	10	26
Number of listed companies
Nasdaq (6)	2,897	2,872	2,859
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	900	875	852

Information Services
Number of licensed exchange traded products	298	289	222
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$124	$118	$114

Market Technology
Order intake (in millions) (8)	$136	$49	$116
Total order value (in millions) (9)	$777	$738	$788

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on Nasdaq’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded products, or ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of listed companies for Nasdaq at period end, including separately listed ETPs.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period.
(9)	Represents total contract value of orders signed that are yet to be recognized as revenue.